UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : October 18, 2002

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-23881 (Commission File Number)	91-1529841 (IRS Employer Identification No.)
927 Commerce Avenue Longview, WA 98632 Address and Zip Code of Principal Executive Office

360-423-9800
Registrant's telephone number including area code

None
(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index:
Exhibit
99	Press Release dated October 18, 2002

Item 9. Regulation FD Disclosure

On October 18, 2002, Cowlitz Bancorporation issued a press release announcing appointment of a new executive vice president and president of its mortgage division, Bay Mortgage.  The information in the press release, appearing in Exhibit 99 is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COWLITZ BANCORPORATION (Registrant)
Date: October 18, 2002	By: /s/ Don P. Kiser Don P. Kiser Chief Financial Officer

October 18, 2002 12:00 p.m. Pacific Time

Company Press Release

SOURCE: Cowlitz Bancorporation
CONTACT: Paul L. Campbell, President & CEO
Don P. Kiser, Chief Financial Officer
(360) 423-9800

Cowlitz Bank Announces the Appointment of New EVP & President of Their Mortgage Division, Bay Mortgage

LONGVIEW, Wash., October 18, 2002/PRNewswire/ -- Paul L. Campbell, President and CEO of Cowlitz Bank, a wholly owned subsidiary of Cowlitz Bancorporation (NASDAQ: CWLZ), today announced that Gerald Carruthers has been appointed Executive Vice President of Cowlitz Bank and President of their Bay Mortgage division, headquartered in Bellevue, WA.

"Gerald brings over 20 years of banking background, primarily in the mortgage lending area. We look forward to the experience and leadership he brings to our organization", said Campbell.

Mr. Carruthers has extensive experience in both commercial and residential real estate lending. Most recently Mr. Carruthers was the Chief Lending Officer and Executive Vice President for Hawthorne Savings, a $2.6 billion community financial institution, whose lending operations included residential and commercial real estate lending as well as single family construction lending. Prior to that he held senior management positions at Washington Mutual, First Interstate Bank, and Wells Fargo in Commercial as well as Residential Lending.

Scott Rerucha, having completed the term of his employment agreement, recently vacated his position as President of the Bay Mortgage Division to pursue other interests.

Cowlitz Bancorporation is the holding company of Cowlitz Bank. Cowlitz Bank's divisions include Bay Bank, Bellevue, Washington; Northern Bank of Commerce, Portland, Oregon; and Bay Mortgage, with five offices in Western Washington. Cowlitz specializes in commercial banking and real estate finance services for Northwest businesses, professionals and retail customers, with a total of seven full-service banking offices. Financial services in addition to banking include trust services, escrow services, and mortgage banking.